UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 28, 2008 (April 24, 2008)

Brown-Forman Corporation

(Exact name of registrant as specified in its charter)

Delaware	002-26821	61-0143150

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

850 Dixie Highway, Louisville, Kentucky	40210

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(502) 585-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 14, 2008, Brown-Forman Corporation (the “Company”) filed a Form 8-K reporting that that Donald C. Berg was being promoted to Chief Financial Officer of the Company, effective May 1, 2008. At that time, the terms of any amended compensation arrangements had not been determined. The Company also reported that Phoebe A. Wood, Vice Chairman and Chief Financial Officer, would retire from her employment at the Company, effective April 30, 2008.
(c) In connection with his promotion to the position of Chief Financial Officer of the Company, effective May 1, 2008, Mr. Berg’s annual base salary will be set at $510,000, and his holiday bonus will be $21,250. His short-term incentive compensation opportunity at target is increased to $260,000, and his long-term incentive plan compensation opportunity at target is increased to $600,000. Mr. Berg’s long-term opportunity will be awarded in a combination of stock-settled stock appreciation rights, performance-based restricted stock and a long-term cash opportunity for the performance period fiscal 2009 through fiscal 2011.
All short-term and long-term incentive compensation paid by the Company is administered pursuant to the terms and conditions of the Company’s 2004 Omnibus Compensation Plan (the “Plan”), which has been approved by shareholders. Under the terms of the Plan, the Compensation Committee establishes threshold performance goals, which the Company must achieve during the performance period in order for any cash payments to be made. Target incentive compensation is paid for achievement of performance goals at target; greater-than-target incentive compensation is paid for greater-than-target levels of performance achieved; and lower-than-target incentive compensation is paid for less-than-target levels of performance achieved. The maximum short-term incentive compensation opportunity is capped at 200% of the target. The long-term incentive compensation opportunity is uncapped. Stock-settled stock appreciation rights have a grant price equal to the closing market value of Brown-Forman Class B Common Stock on the grant date, have a term of ten fiscal years and cannot be exercised in the first three fiscal years. Restricted stock awards are initially designated in cash, then adjusted based on fiscal year performance against performance goals and converted to restricted Class A Common shares at the end of the subsequent fiscal year.
(e) In connection with her retirement, Ms. Wood and the Company entered into a Letter Agreement on April 28, 2008, effective May 1, 2008, that provides for the following compensatory arrangements:
•	From May 1, 2008 through April 30, 2009, Ms. Wood will be available for twenty percent of working time, on average, to provide consulting services to the Company, during which time Ms. Wood’s COBRA coverage costs and any reasonable expenses incurred in connection with providing the consulting services will be borne by the Company.
•	Ms. Wood will receive $25,000 upon the effectiveness of the Letter Agreement and $50,000 in each of the twelve months from May 2008 through April 2009, for total cash payments of $625,000.

•	Ms. Wood’s outstanding restricted stock awards will be pro-rated based on time elapsed since the underlying award was granted, and will continue to vest as if her employment continued through April 30, 2009, with the fiscal year 2008 award pro-rated to 50%, multiplied by the applicable restricted stock performance adjustment factor, and paid in cash or shares of Class A Common Stock, at Ms. Wood’s election.
The terms of the Letter Agreement include non-compete and non-disparagement provisions, as well as a general release and other customary provisions.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.

10.1	Letter Agreement between the Company and Ms. Phoebe A. Wood executed on April 28, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brown-Forman Corporation (Registrant)

April 28, 2008 (Date)	/s/ Nelea A. Absher Nelea A. Absher Vice President and Assistant Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement between the Company and Phoebe A. Wood, executed on April 28, 2008.